EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bigfoot Project Investments Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated December 11, 2014, with respect to the financial statements of Bigfoot Project Investments Inc. in its registration statement Form S-1/A relating to the registration of 30,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, Minnesota

January 22, 2015

1660 Highway 100 South

Suite 500

St. Louis Park, MN 55416

630.277.2330